Exhibit 23.2

The Law Offices of Thomas C. Cook, Ltd.

500 N. Rainbow Blvd., Suite 300

Las Vegas, Nevada 89107

(702) 221-1925

January 25, 2010

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:

PTS, Inc.- Form S-8

Gentlemen:

I have acted as counsel to PTS, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement Post Effective Amendment No. 1 to Form S-8 relating to the registration of 1,300,000,000 shares of its common stock, (“Incentive Shares”), par value $0.00001 per Incentive Share, which are issuable pursuant to the Company’s Employee Stock Incentive Plan for the Year 2005.  I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

/s/ Thomas C. Cook

Thomas C. Cook, Esq.